Exhibit 10.1

Summary of 2017 Cash Bonus Plan

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2017 Cash Bonus Plan (the “Plan”) will range from 35% to 55% of such executive’s 2017 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2017 corporate objectives approved by the Board. The 2017 corporate objectives are primarily related to product development of DSUVIA™ (known as ARX-04 outside the United States) and ZALVISO® leading towards regulatory submissions, support of Grunenthal's commercial efforts in Europe and financial objectives. The target bonuses for the Company’s named executive officers for 2017 are as follows:

Named Executive Officer	Target Bonus (as a % of FY 2017 Base Salary)
Howard B. Rosen 55%	55%
Timothy E. Morris 40%	40%
Pamela P. Palmer, M.D., Ph.D. 40%	40%
Badri Dasu 35%	35%
Lawrence G. Hamel 35%	35%

Mr. Rosen’s cash bonus under the Plan shall be based 100% on the achievement of the 2017 corporate objectives. The cash bonus for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2017 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.